 Exhibit 99.2

5835 Peachtree Corners East, Suite D
Norcross, GA 30092

Contacts

Bill Wells, Guided Therapeutics – 770-242-8723

Investors: Alison Ziegler, Cameron Associates – 212-554-5469

Guided Therapeutics to Present at Annual Marcum MicroCap

Conference on Thursday, May 29

Norcross, GA (May 27, 2014) -- Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) developer of the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease that leads to cancer, today announced that it will be a featured presenter at the 3rd Annual Marcum MicroCap Conference on Thursday, May 29, 2014 at the Grand Hyatt Hotel in New York City.

The Company’s presentation by Chief Executive Officer Gene Cartwright is scheduled to begin at 3:30 p.m. EDT and will be available via a live webcast. To access the webcast and a copy of the investor presentation, go to the Investor page of the Company's web site http://www.guidedinc.com/Investors.htm. The webcast will also be available at http://wsw.com/webcast/marcum2/gthp. A replay will be available for 90 days.

The annual Marcum MicroCap Conference is a signature showcase for superior quality, under-followed public companies with less than $500 million in market capitalization. For more information or to register, please visit the conference website at http://www.marcumllp.com/microcap or download the free official conference app for the iPhone, iPad, or for Android mobile devices in Apple’s App Store and the Google Play Market.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) is the maker of a rapid and painless testing platform based on its patented biophotonic technology that utilizes light for the early detection of disease at the cellular level. The Company’s first product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics is also developing a non-invasive test for the early detection of esophageal cancer using the technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that is not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the sufficiency of capital raised in our prior financings and our ability to realize their expected benefits, the uncertainty of future capital to develop products or continue as a going concern, the uncertainty of regulatory approval of products, and the dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and subsequent quarterly reports.

###END###